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                        UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                        SCHEDULE 13G

          Under the Securities Exchange Act of 1934

             (Amendment No.____________________)*

                Cardiac Pathways Corporation
                ----------------------------
                      (Name of Issuer)

                Common Stock, $.001 par value
                -----------------------------
                (Title of Class of Securities)

                          141408104
                -----------------------------
                       (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







 SEC 1745 (2-95)

 CUSIP No.141408104                        Page 2 of 5 Pages
          ---------                            ---  ---
                               13G

------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Arrow International, Inc.
------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
     GROUP*

                              (a) /   /
                              (b) /   /
------------------------------------------------------------
3.   SEC USE ONLY

------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Pennsylvania
------------------------------------------------------------
     NUMBER OF     5. SOLE VOTING POWER
     SHARES           614,334
     BENEFICIALLY  -----------------------------------------
     OWNED BY      6. SHARED VOTING POWER
     EACH             -0-
     REPORTING     -----------------------------------------
     PERSON        7. SOLE DISPOSITIVE POWER
     WITH             614,334
                   -----------------------------------------
                   8. SHARED DISPOSITIVE POWER
                      -0-
------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

     614,334
------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

     /     /
------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.6%
------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
------------------------------------------------------------
           *SEE INSTRUCTION BEFORE FILLING OUT!

  This Information Statement on Schedule 13G is being filed by the undersigned pursuant to Securities and Exchange Commission Rule 13d-l(c).

Item l(a).     Name of Issuer
               -----------------------------
               Cardiac Pathways Corporation

Item 1(b).     Address of Issuer's Principal
               -----------------------------
               Executive Offices
               -----------------------------
               995 Benecia Avenue
               Sunnyvale, California 94086

Item 2(a).     Name of Person Filing
               -----------------------------
               Arrow International, Inc.

Item 2(b).     Address of Principal Business Office
               ------------------------------------
               3000 Bernville Road
               Reading, Pennsylvania 19605

Item 2(c).     Citizenship
               ------------------------------------
               Pennsylvania

Item 2(d).     Title of Class of Securities
               ------------------------------------
               Common Stock, $.001 par value

Item 2(e).     CUSIP Number
               ------------------------------------
               141408104

Item 3.        Not Applicable




                      Page 3 of 5 pages


Item 4.       Ownership
              ---------
              (a)  Total Amount Beneficially Owned:     614,334*
                                                        -------
              (b)  Percent of Class:                        6.6%
                                                            ---
              (c)  Number of shares as to which such person has:


                    (i)  sole power to vote or to
                         direct the vote                614,334
                                                        -------

                   (ii)  shared power to vote or to
                         direct the vote                    -0-
                                                            ---
                  (iii)  sole power to dispose or to
                         direct the disposition of      614,334
                                                        -------
                   (iv)  shared power to dispose or to
                         direct the disposition of          -0-
                                                            ---

Item 5.            Ownership of Five Percent or Less of a Class
                   --------------------------------------------
                   Not Applicable


Item 6.            Ownership of More Than Five Percent on Behalf
                   ---------------------------------------------
                   of Another Person
                   -----------------
                   Not Applicable


Item 7.            Identification and Classification of the
                   ----------------------------------------
                   Subsidiary which Acquired the Security Being
                   --------------------------------------------
                   Reported on By the Parent Holding Company
                   -----------------------------------------
                   Not Applicable


Item 8.            Identification and Classification of Members of
                   -----------------------------------------------
                   the Group
                   ---------
                   Not Applicable


Item 9.            Notice of Dissolution of Group
                   ------------------------------
                   Not Applicable


Item 10.           Certification
                   -------------
                   Not Applicable

*Includes 7,667 shares of common stock of Cardiac Pathways
Corporation which may be acquired by Arrow International, Inc. upon exercise of a warrant.

                      Page 4 of 5 pages


                          SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 6, 1997

                          ARROW INTERNATIONAL, INC.


                          By:/s/ Marlin Miller, Jr.
                             -----------------------
                              Marlin Miller, Jr.
                              President


































                      Page 5 of 5 pages